UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CAMBREX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following disclosures were included in a Current Report on Form 8-K dated October 15, 2019:

Certain Litigation Relating to the Merger

As described in greater detail in the section entitled “The Merger—Litigation Relating to the Merger” in the definitive proxy statement of Cambrex Corporation (the “Company”) filed with the Securities and Exchange Commission on September 23, 2019 and first mailed to the Company’s stockholders on or about September 26, 2019 (the “Proxy Statement”), a lawsuit captioned captioned Stein v. Cambrex Corp. et al., Case No. 2:19-cv-18106 (D. N.J.) is pending in the United States District Court for the District of New Jersey. Since the filing of the Proxy Statement, two additional stockholder complaints have been filed. Thompson v. Cambrex Corp. et al., Case No. 1:19-cv-01793-UNA (D. Del.), a purported class action lawsuit, was filed on September 24, 2019 in the United States District Court for the District of Delaware against the Company and the members of the Company’s board of directors, and Patel v. Cambrex Corp. et al., Case No. 2:19-cv-18474 was filed on September 27, 2019 in the United States District Court for the District of New Jersey against the Company and the members of the Company’s board of directors. We refer to these pending lawsuits, collectively, as the “Merger Litigation.” The Merger Litigation relates to the Agreement and Plan of Merger, dated as of August 7, 2019 (the “Merger Agreement”), by and among Catalog Intermediate Inc. (“Parent”), Catalog Merger Sub Inc. (“Merger Sub”) and the Company, providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned direct subsidiary of Parent. Each of the plaintiffs in the Merger Litigation alleges violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder and seeks various forms of injunctive and declaratory relief, as well as an award of costs and attorneys’ fees.

The Company believes that no further supplemental disclosure is required under applicable securities laws; however, to avoid the risk of the Merger Litigation delaying or adversely affecting the Merger and to minimize the expense of defending such action, the company hereby makes certain supplemental disclosures related to the proposed Merger, all of which are set forth below.

Supplement to Proxy Statement

The additional disclosures in this Current Report on Form 8-K supplement the disclosures contained in the Proxy Statement and should be read in conjunction with the disclosures contained in the Proxy Statement, which in turn should be read in its entirety. To the extent that information in this Current Report on Form 8-K differs from or updates information contained in the Proxy Statement, the information in this Current Report on Form 8-K shall supersede or supplement the information in the Proxy Statement. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement, all page references below are to pages in the Proxy Statement, and terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement.

The Merger - Background of the Merger

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented as follows:

1.	by adding the following disclosure at the end of the second paragraph under the heading “Background of the Merger” on page 30:

The Company and Morgan Stanley entered into an engagement letter on February 13, 2018, pursuant to which Morgan Stanley would provide the Company with financial advice and assistance in connection with a possible sale transaction, including with respect to defining objectives, performing valuation analyses and structuring, planning and negotiating a potential transaction. As contemplated by the engagement letter, from time to time over the course of Morgan Stanley’s engagement, Morgan Stanley provided the Board with additional information regarding the historical and any current relationships between Morgan Stanley, on the one hand, and the Company or the potential buyers, including Permira, on the other hand.

2.	by amending the third paragraph under the heading “Background of the Merger,” which appears on pages 30-31, as follows:

a.	by adding the following disclosure after the first sentence:

In reaching this determination, the Board of Directors took into account the high multiples at which similar businesses were valued at that time.

b.	by adding the following disclosure after the fourth sentence:

The Board of Directors discussed the perspective that, given the Company’s size, there were only a small number of potential strategic buyers that would be capable of acquiring the Company and that due to strategic fit, existing financial leverage, recent acquisitions already executed and other factors, those potential strategic buyers would be unlikely to be interested in ultimately pursuing a transaction with the Company.

c.	by amending and restating the final sentence to read:

To assist the Board of Directors in managing the process of exploring strategic alternatives, the Board of Directors determined to form an ad hoc committee of convenience consisting of Louis Grabowsky, Ilan Kaufthal and Shlomo Yanai (the “ad hoc committee”), which would, among other things, determine the potential buyers to initially reach out to.

3.	by amending and restating the first full paragraph on page 31 to read:

Pursuant to the mandate of the Board of Directors, and taking into account the views of the Company management and advice from Morgan Stanley, the ad hoc committee authorized Morgan Stanley to reach out to determine potential interest in a sale transaction with four financial sponsors, including Permira, between February 2018 and April 2018. The Company entered into confidentiality agreements with each of the four financial sponsors. Each such confidentiality agreement contained one-year standstill provisions, prohibited requesting waivers of the standstill and expressly permitted the submission of private proposals to the Company. For two of such confidentiality agreements, the standstill provisions would also fall away upon the Company’s entry into a change of control transaction.

To facilitate these financial sponsors’ evaluation of a potential transaction, the Company held a management meeting with each of these financial sponsors. Following the management meetings, two of the financial sponsors indicated that they would not be in a position to submit a proposal with a value representing a premium to the Company’s trading price, and the other two financial sponsors, Permira and another party which we refer to as Party A, submitted initial indications of interest (with Permira indicating a price per share of up to $60 and Party A indicating a price range between $60.50 to $65.50 per share). After conducting additional due diligence on the Company, each of Permira and Party A indicated to representatives of the Company that it did not intend to further proceed because it did not believe it could submit a proposal at a price level for a transaction that would be competitive given the Company’s then trading price.

In a meeting of the Board of Directors held on December 8, 2017, Claes Glassell, a member of the Board of Directors, disclosed to the Board of Directors that he was an advisor for Permira and the chairman of one of Permira’s portfolio companies. In light of the fact that Permira was only one of a number of potential bidders at this time, it was the sense of the Board of Directors that Mr. Glassell could continue to participate in meetings of the Board of Directors at this preliminary stage of the 2018 strategic process but that any potential conflict of interest should be monitored and managed if Permira were to enter the next stage of the process.

4.	by adding the following disclosure as a new paragraph following the third full paragraph on page 31:

In November 2018, Party B approached the Company to discuss a potential transaction and the Company and Party B entered into a confidentiality agreement, which contained one-year standstill provisions, prohibited requesting waivers of the standstill and expressly permitted the submission of private proposals to the Company. The standstill provisions would also fall away upon the Company’s entry into a change of control transaction. Thereafter until May 2019, Party B reached out to the Company from time to time to discuss the possibility of a potential transaction. No such discussions resulted in any proposal from Party B.

5.	by adding the following disclosure at the end of the first paragraph on page 32:

The May 20 Proposal did not contain any proposal relating to management retention or employment after the Effective Time.

6.	by amending the second paragraph on page 32 as follows:

a.	by amending and restating the second sentence to read:

Mr. Glassell disclosed to the Board of Directors again that he was an advisor for Permira and the chairman of one of Permira’s portfolio companies and, therefore, that he would recuse himself from future board discussions regarding a potential transaction with Permira. Mr. Yanai, non-executive Chairman of the Board of Directors and a member of the ad hoc committee, informed the Board of Directors of the recent outreach from Party B and Permira.

b.	by amending and restating the penultimate sentence to read:

Following these discussions, taking into account the risks associated with such an outreach and the feedback received from certain third parties during the process conducted by the Company in early 2018 that such parties were not able to offer a price competitive given the Company’s then trading price, the Board of Directors determined that, as the next step, the Company should inform Party B that the Company had received interest from another party and again invite Party B to provide an indication of value for a potential transaction involving the Company.

7.	by adding the following disclosure at the end of the sixth paragraph on page 32:

The June 20 Proposal did not contain any proposal relating to management retention or employment after the closing.

8.	by amending and restating the fourth full sentence on page 33 to read:

In this context, the Board of Directors discussed with the Company’s management and Morgan Stanley the identities of other parties which would likely be interested in pursuing a strategic transaction with the Company, including the likelihood of potential strategic buyers which would be interested in and capable of pursuing a transaction with the Company based on such parties’ strategic fit, financial leverage and recent acquisitions already executed, among other factors.

9.	by adding the following disclosure at the end of the fourth full paragraph on page 34:

The June 25 Proposal did not contain any proposal relating to management retention or employment after the closing.

10.	by amending and restating the fourth sentence of the final paragraph on page 34 to read:

Subsequently, in a meeting of the Board of Directors held on September 23, 2019, Morgan Stanley informed the Board of Directors that there was an error when determining the amount of aggregate fees paid to Morgan Stanley by Permira and its affiliates during the 30 prior months and the services in respect of which such fees were paid, and that during such period Morgan Stanley received approximately $34 million for financial advisory and financing services as opposed to approximately $11 million for financing services.

11.	by amending and restating the first sentence of the eighth paragraph on page 35 to read:

On July 31, 2019, a representative of Morgan Stanley received an inbound inquiry from another financial sponsor on behalf of one of its portfolio companies, which portfolio company we refer to as Party C, which inquired whether the Company was conducting a sale process.

12.	by adding the following disclosure at the end of the first paragraph on page 36:

The August 1 Proposal did not contain any proposal relating to management retention or employment after the closing.

13.	by amending the final paragraph on page 37 as follows:

a.	by adding the following disclosure after the first sentence:

Each such confidentiality agreement contained one-year standstill provisions, prohibited requesting waivers of the standstill and expressly permitted the submission of private proposals to the Company. The standstill provisions would also fall away upon the Company’s entry into a change of control transaction.

b.	by amending and restating the second and third sentences to read:

Each of the eight parties that entered into a confidentiality agreement with the Company was provided a confidential information memorandum that was substantially the same as the one previously provided to Permira. Following the provision of such materials, only Party C proceeded to conduct an extensive due diligence review of the Company, including participating in multiple diligence discussions with the Company’s management, and requested and received access to certain due diligence documents previously provided to Permira, subject to a customary clean team arrangement.

Management Projections

The disclosure under the heading “The Merger—Management Projections” and under the subheading “Case A Projections” is hereby supplemented by adding a second half 2019E column and Taxes and Change in Net Working Capital line items to the table on page 42 and revising note (2) so that the table appears as follows:

	2H 2019E	2020E	2021E	2022E	2023E	2024E
Net Revenue	341	695	789	876	974	1,023
Adj. EBITDA(1)	77	165	205	238	278	301
Capex	(31)	(88)	(100)	(80)	(79)	(64)
Taxes	(8)	(23)	(33)	(39)	(48)	(54)
Change in Net Working Capital	18	(38)	(14)	(9)	(17)	(21)
Unlevered Free Cash Flow(2)	57	14	57	109	132	160

(1)

Adjusted EBITDA is earnings before interest expense, income taxes, depreciation and amortization, facility closure expenses, acquisition and integration expenses and purchase accounting charges related to acquisitions.

(2)

Unlevered free cash flow means Adjusted EBITDA, less (i) cash taxes, (ii) capital expenditures and (iii) change in net working capital, in the amounts set forth below. Normalized unlevered free cash flow for 2024 based on the Case A Projections was equal to $155 million.

The disclosure under the heading “The Merger—Management Projections” and under the subheading “Case B Projections” is hereby supplemented by adding a second half 2019E column and Taxes and Change in Net Working Capital line items to the table on page 43 and revising note (2) so that the table appears as follows:

	2H 2019E	2020E	2021E	2022E	2023E	2024E
Net Revenue	332	695	789	876	974	1,023
Adj. EBITDA(1)	68	166	207	248	292	315
Capex	(31)	(79)	(96)	(72)	(73)	(55)
Taxes	(5)	(24)	(34)	(43)	(52)	(58)
Change in Net Working Capital	24	(38)	(14)	(9)	(17)	(21)
Unlevered Free Cash Flow(2)	57	23	63	123	149	180

(1)

Adjusted EBITDA is earnings before interest expense, income taxes, depreciation and amortization, facility closure expenses, acquisition and integration expenses and purchase accounting charges related to acquisitions.

(2)

Unlevered free cash flow means Adjusted EBITDA, less (i) cash taxes, (ii) capital expenditures and (iii) change in net working capital, in the amounts set forth below. Normalized unlevered free cash flow for 2024 based on the Case B Projections was equal to $173 million.

Opinion of the Company’s Financial Advisor

The disclosure under the heading “The Merger—Opinion of the Company’s Financial Advisor” and under the subheading “Summary of Financial Analyses—Precedent Transactions Analysis—Precedent Premiums Paid Analysis” is hereby supplemented by amending and restating the first sentence under such subheading to read as follows:

Morgan Stanley considered, based on publicly available information, premiums paid in all bids for control of U.S. public targets with an aggregate value of $1.0 billion or more announced on or before March 31, 2019 involving all cash, all stock and cash/stock mix consideration, but excluding outliers, terminated transactions, ESOPs, self-tenders, spin-offs, share repurchases, minority interest transactions, exchange offers, recapitalizations and restructurings.

The disclosure under the heading “Opinion of the Company’s Financial Advisor” and under the subheading “Summary of Financial Analyses—Discounted Cash Flow Analysis” is hereby supplemented as follows:

1.	by adding the following disclosure to the end of the fifth sentence of the final paragraph on page 50:

and taking into account, among other factors, the Management Projections

2.	by adding the following disclosure to the end of the final paragraph on page 50:

The discounted ranges of terminal values were (i) $1.647 billion – $2.185 billion with respect to the Case A Projections and (ii) $1.844 billion – $2.445 billion with respect to the Case B Projections. Morgan Stanley derived such discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including the Company’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the U.S. financial markets generally.

3.	by amending and restating the first sentence on page 51 to read:

Based on the above-described analysis and approximately 34 million fully diluted outstanding shares of the Company as of August 5, 2019, which number of outstanding shares of the Company was provided by the Company, Morgan Stanley derived the following ranges of implied values per share of Company Common Stock, rounded to the nearest $1.00:

The disclosure under the heading “Opinion of the Company’s Financial Advisor” and under the subheading “Other Information—Illustrative Leveraged Buyout Analysis” is hereby supplemented by adding the following disclosure to the end of the penultimate sentence under that subheading on page 51:

and taking into consideration, among other things, current market conditions at the time of Morgan Stanley’s analysis and the Company’s debt capacity

The disclosure under the heading “Opinion of the Company’s Financial Advisor” and under the subheading “Other Information—Equity Research Analysts’ Price Targets” is hereby supplemented by amending and restating the third sentence under that subheading on page 51:

The undiscounted analyst price targets for the shares of Company Common Stock, rounded to the nearest $1.00, were $44.00, $45.00, $52.00 and $55.00.

The disclosure under the heading “Opinion of the Company’s Financial Advisor” and under the subheading “General” is hereby supplemented by amending and restating the second full paragraph on page 53 to read:

Under the terms of its engagement letter entered into with the Company on February 13, 2018, Morgan Stanley provided the Company financial advisory services and a financial opinion, described in this section and attached to this proxy statement as Annex B, in connection with the Merger, and the Company has agreed, pursuant to such engagement letter, to pay Morgan Stanley a fee of approximately $20.5 million for its financial advisory services, approximately $1.5 million of which was payable in connection with the delivery of the fairness opinion and approximately $19.0 million of which is contingent upon consummation of the Merger. Morgan Stanley did not receive separate compensation for its service during the Company’s 2018 strategic process described in the section of this proxy statement captioned “The Merger—Background of the Merger.” The Company has also agreed to reimburse Morgan Stanley for its reasonable and documented expenses incurred from time to time in connection with this engagement. In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, its and their respective directors, officers, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates, against any losses, claims, damages or liabilities, relating to, arising out of or in connection with Morgan Stanley’s engagement and to reimburse certain expenses relating to such indemnity.

Interests of the Company’s Directors and Executive Officers in the Merger

The disclosure under the heading “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Arrangements with Parent” is hereby supplemented by amending and restating the first sentence on page 54 to read:

As of October 15, 2019, none of our directors or executive officers has entered into any agreement or discussion with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Company or one or more of its affiliates following the Effective Time.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this communication, including financial estimates and statements as to the expected timing, completion and effects of the proposed transaction between the Company and Permira, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the fact that they use words such as “may,” “will,” “could,” “should,” “would,” “expect,” “anticipate,” “intend,” “estimate,” “believe” or similar expressions. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations. These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements. Such forward-looking statements may include, but are not limited to, statements about the anticipated benefits of the Merger, including future financial and operating results, expected synergies and cost savings related to the Merger, the plans, objectives, expectations and intentions of the Company, Permira and the combined company, the expected timing of the completion of the Merger, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of the Company or Permira, as applicable, and are qualified by the inherent risks and uncertainties surrounding future expectations generally, and actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Neither the Company nor Permira, nor any of their respective directors, executive officers or advisors, provide any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the risk that the Company’s stockholders may not adopt the Merger Agreement, the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated, risks that any of the closing conditions to the Merger may not be satisfied or waived in a timely manner, risks related to disruption of management time from ongoing business operations due to the Merger, the effect of the announcement of the Merger on the ability of the Company to retain customers and retain and hire key personnel and maintain relationships with its suppliers and other business partners, and on their operating results and businesses generally, the risk that potential litigation in connection with the Merger may affect the timing or occurrence of the Merger or result in significant costs of defense, indemnification and liability and transaction costs.

The forward-looking statements are based on the beliefs and assumptions of Company management and the information available to Company management as of the date of this report. The Company cautions investors not to place undue reliance on expectations regarding future results, levels of activity, performance, achievements or other forward-looking statements. The information contained in this document is provided by the Company as of the date hereof, and, unless required by law, the Company does not undertake and specifically disclaims any obligation to update these forward-looking statements contained in this document as a result of new information, future events or otherwise.

Discussions of additional risks and uncertainties are and will be contained in the Company’s filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. You can obtain copies of the Company’s filings with the SEC for free at the SEC’s website (www.sec.gov).

Certain Information Regarding Participants

The Company and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the Company’s directors and executive officers is available in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on February 13, 2019, and in its proxy statement for the 2019 Annual Meeting, which was filed with the SEC on March 12, 2019. To the extent holdings of Company securities have changed since the amounts printed in the proxy statement for the 2019 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the Proxy Statement. These documents will be available free of charge from the sources indicated below.

Important Information and Where to Find It

In connection with the proposed transaction, the Company has filed with the SEC a Proxy Statement with respect to a special meeting of the Company’s stockholders to approve the transaction. The definitive Proxy Statement was mailed to the stockholders of the Company on or about September 26, 2019. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTION.

Investors and security holders will be able to obtain these materials and other relevant documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, copies of the Proxy Statement may be obtained free of charge by accessing the Company’s website at www.cambrex.com or by contacting the Company’s investor relations department by email at stephanie.lafiura@cambrex.com.

No Solicitation

This communication shall not constitute solicitation of any vote or approval with respect to any securities in respect of the proposed transaction.